As filed with the Securities and Exchange Commission on April 6, 2020

Registration No. 333-236235

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 4 TO

FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

RITTER PHARMACEUTICALS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	2834	26-3474527
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1880 Century Park East, Suite 1000

Los Angeles, CA 90067

(310) 203-1000
(Address including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Andrew J. Ritter

Chief Executive Officer

Ritter Pharmaceuticals, Inc.

1880 Century Park East, Suite 1000

Los Angeles, CA 90067

(310) 203-1000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael Sanders Jennifer W. Cheng Wendy Grasso Reed Smith LLP 1901 Avenue of the Stars, Suite 700 Los Angeles, California 90067-6078 (310) 734-5200	Michael Poirier Qualigen, Inc. 2042 Corte Del Nogal Carlsbad, CA 92011 (760) 918-9165	Hayden Trubitt Stradling Yocca Carlson & Rauth, a Professional Corporation 4365 Executive Drive, Suite 1500 San Diego, CA 92121 (858) 926-3000

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions under the Merger Agreement, as amended, as described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. [  ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]	Non-accelerated filer [X]	Smaller reporting company [X]
Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13(e)-4(i) (Cross-Border Issuer Tender Offer) [  ]

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) [  ]

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Ritter Pharmaceuticals, Inc. (the “Registrant”) has prepared this Amendment No. 4 to the Registration Statement (the “Registration Statement”) on Form S-4 (File No. 333-236235) solely for the purpose of filing an updated consent of the Registrant’s independent registered public accounting firm as set forth in Exhibit 23.1 to this Amendment No. 4 to correct a typographical error that was included in Exhibit 23.1 to Amendment No. 3 to the Registration Statement on Form S-4. There are no other changes to Part I or Part II of Amendment No. 3 to the Registration Statement on Form S-4 filed by the Registrant on the date hereof.

PART II

INFORMATION NOT REQUIRED IN JOINT PROXY AND CONSENT SOLICITATION STATEMENT/PROSPECTUS

Item 15. Indemnification of Officers and Directors

The Ritter Certificate of Incorporation provides that Ritter will indemnify, to the fullest extent authorized by the General Corporation Law of the State of Delaware (the “DGCL”), each person who is involved in any litigation or other proceeding because such person is or was a director or officer of Ritter or is or was serving as an officer or director of another entity at Ritter’s request, against all expense, loss or liability reasonably incurred or suffered in connection therewith. The Ritter Certificate of Incorporation provides that the right to indemnification includes the right to be paid expenses incurred in defending any proceeding in advance of its final disposition, provided, however, that such advance payment will only be made upon delivery to Ritter of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it is ultimately determined that such director is not entitled to indemnification. If Ritter does not pay a proper claim for indemnification in full within 30 days after Ritter receives a written claim for such indemnification, the Ritter Certificate of Incorporation and the Ritter Bylaws authorize the claimant to bring an action against Ritter and prescribe what constitutes a defense to such action.

Section 145 of the DGCL permits a corporation to indemnify any director or officer of the corporation against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action, (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification will be provided if such person has not been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought determines that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Pursuant to Section 102(b)(7) of the DGCL, the Ritter Certificate of Incorporation eliminates the liability of a director to Ritter or the Ritter Stockholders for monetary damages for a breach of fiduciary duty as a director, except for liabilities arising:

●	from any breach of the director’s duty of loyalty to Ritter or the Ritter Stockholders;

●	from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

●	under Section 174 of the DGCL; or

●	from any transaction from which the director derived an improper personal benefit.

Ritter carries insurance policies insuring its directors and officers against certain liabilities that they may incur in their capacity as directors and officers.

In addition, Ritter has entered into indemnification agreements with each of its current directors and executive officers. These agreements require Ritter to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to Ritter and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Ritter also intends to enter into indemnification agreements with its future directors and executive officers.

Item 16. Exhibits

(a)	Exhibit Index

A list of exhibits filed with this registration statement on Form S-4 is set forth on the Exhibit Index and is incorporated herein by reference.

(b)	Financial Statements

The financial statements filed with this registration statement on Form S-4 are set forth on the Financial Statement Index and are incorporated herein by reference.

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Item 17. Undertakings

(a)	The undersigned registrant undertakes as follows:

(1)	that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)	that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	to respond to requests for information that is incorporated by reference into this joint proxy and consent solicitation statement/prospectus pursuant to Item 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(4)	to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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INDEX TO EXHIBITS

		Incorporated by Reference
Exhibit No.	Description	Form	File No.	Exhibit	Filing Date

2.1^	Agreement and Plan of Merger, by and among Ritter Pharmaceuticals, Inc., RPG28 Merger Sub, Inc. and Qualigen Inc., dated January 15, 2020 (included in Annex A to the joint proxy and consent solicitation statement/prospectus forming a part of this Registration Statement)

2.2^

Amendment No. 1 to Agreement and Plan of Merger by and among Ritter Pharmaceuticals, Inc., RPG28 Merger Sub, Inc. and Qualigen, Inc., dated February 1, 2020 (included in Annex B to the joint proxy and consent solicitation statement/prospectus forming a part of this Registration Statement)

2.3^

Amendment No. 2 to Agreement and Plan of Merger by and among Ritter Pharmaceuticals, Inc., RPG28 Merger Sub, Inc. and Qualigen, Inc., dated March 26, 2020 (included in Annex C to the joint proxy and consent solicitation statement/prospectus forming a part of this Registration Statement)

3.1	Amended and Restated Certificate of Incorporation of Ritter Pharmaceuticals, Inc.	8-K	001-37428	3.1	7/1/2015

3.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation	8-K	001-37428	3.1	9/15/2017

3.3	Certificate of Amendment to the Amended and Restated Certificate of Incorporation	8-K	001-37428	3.1	3/22/2018

3.4	Amended and Restated Bylaws of Ritter Pharmaceuticals, Inc.	8-K	001-37428	3.2	7/1/2015

3.5	Certificate of Designation of Series A Convertible Preferred Stock	8-K	001-37428	3.1	10/4/2017

3.6	Certificate of Designation of Series B Convertible Preferred Stock	10-Q	001-37428	3.1	11/9/2018

3.7	Certificate of Designation of Series C Convertible Preferred Stock	10-Q	001-37428	3.2	11/9/2018

3.8^	Form of Certificate of Designation of Series Alpha Convertible Preferred Stock

3.9^

Form of Certificate of Amendment to the Amended and Restated Certificate of Incorporation for Reverse Stock Split (included in Annex E to the joint proxy and consent solicitation statement/prospectus forming a part of this Registration Statement)

3.10^

Form of Certificate of Amendment to the Amended and Restated Certificate of Incorporation for Name Change (included in Annex F to the joint proxy and consent solicitation statement/prospectus forming a part of this Registration Statement)

4.1	Form of Common Stock Certificate of Ritter Pharmaceuticals, Inc.	8-K	001-37428	4.1	3/22/2018

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4.2	Form of Common Stock Purchase Warrant	S-1	333-208818	4.7	12/31/2015

4.3	Form of Representative’s Warrant Agreement	S-1/A	333-202924	4.7	5/8/2015

4.4	Warrant Agency Agreement by and between Ritter Pharmaceuticals, Inc. and Corporate Stock Transfer, Inc. and Form of Warrant Certificate	8-K	001-37428	4.1	10/4/2017

4.5	First Amendment to Warrant Agency Agreement by and between Ritter Pharmaceuticals, Inc. and Corporate Stock Transfer, Inc.	8-K	001-37428	4.1	5/7/2018

4.6	Registration Rights Agreement, by and among Ritter Pharmaceuticals, Inc. and the Purchasers signatory thereto, dated October 30, 2018	10-Q	001-37428	10.5	11/9/2018

4.7	Amended and Restated Registration Rights Agreement, by and between Ritter Pharmaceuticals, Inc. and Aspire Capital Fund LLC, dated July 23, 2019	8-K	001-37428	4.1	7/24/2019

4.8^	Description of Common Stock

5.1^	Legal Opinion of Reed Smith LLP

8.1^	Legal Opinion of Reed Smith LLP

8.2^	Legal Opinion of Stradling Yocca Carlson & Rauth, a Professional Corporation

10.1	Offer Letter, dated December 2, 2014, by and between Michael D. Step and Ritter Pharmaceuticals, Inc.	S-1	333-202924	10.2	5/8/2015

10.2+	Executive Compensation Plan	S-1	333-202924	10.3	5/8/2015

10.3+	2015 Equity Incentive Plan	S-8	333-207709	99.3	10/30/15

10.4+	Amendment to 2015 Equity Incentive Plan	8-K	001-37428	10.1	6/6/2016

10.5+	Second Amendment to 2015 Equity Incentive Plan	8-K	001-37428	10.1	6/6/2017

10.6+	Third Amendment to 2015 Equity Incentive Plan	8-K	001-37428	10.1	9/15/2017

10.7+	Form of Notice of Grant of Stock Option under the 2015 Equity Incentive Plan	S-8	333-207709	99.4	10/30/15

10.8+	Form of Performance Restricted Stock Unit Award Agreement	10-K	001-37428	10.10	4/1/2019

10.9+	Stock Option Agreement, dated September 25, 2013, by and between Ritter Pharmaceuticals, Inc. and Andrew J. Ritter	S-1	333-202924	10.11	5/8/2015

10.10+	Stock Option Agreement, dated December 2, 2014, by and between Ritter Pharmaceuticals, Inc. and Andrew J. Ritter	S-1	333-202924	10.12	5/8/2015

10.11+	Stock Option Agreement, dated December 2, 2014, by and between Ritter Pharmaceuticals, Inc. and Andrew J. Ritter	S-1	333-202924	10.13	5/8/2015

10.12+	Stock Option Agreement, dated September 25, 2013, by and between Ritter Pharmaceuticals, Inc. and Ira E. Ritter	S-1	333-202924	10.14	5/8/2015

II-4

10.13+	Stock Option Agreement, dated December 2, 2014, by and between Ritter Pharmaceuticals, Inc. and Ira E. Ritter	S-1	333-202924	10.15	5/8/2015

10.14+	Stock Option Agreement, dated December 2, 2014, by and between Ritter Pharmaceuticals, Inc. and Ira E. Ritter	S-1	333-202924	10.16	5/8/2015

10.15	Research and Development Agreement & License, dated November 30, 2010, by and among Kolu Pohaku Technologies, LLC, Kolu Pohaku Management, LLC and Ritter Pharmaceuticals, Inc.	S-1	333-202924	10.17	5/8/2015

10.16	Amendment No. 1 to Research and Development Agreement & License, dated July 6, 2011, by and among Kolu Pohaku Technologies, LLC, Kolu Pohaku Management, LLC and Ritter Pharmaceuticals, Inc.	S-1	333-202924	10.18	5/8/2015

10.17	Amendment No. 2 to Research and Development Agreement & License, dated September 30, 2011, by and among Kolu Pohaku Technologies, LLC, Kolu Pohaku Management, LLC and Ritter Pharmaceuticals, Inc.	S-1	333-202924	10.19	5/8/2015

10.18	Amendment No. 3 to Research and Development Agreement & License, dated February 6, 2012, by and among Kolu Pohaku Technologies, LLC, Kolu Pohaku Management, LLC and Ritter Pharmaceuticals, Inc.	S-1	333-202924	10.20	5/8/2015

10.19	Amendment No. 4 to Research and Development Agreement & License, dated November 4, 2013, by and among Kolu Pohaku Technologies, LLC, Kolu Pohaku Management, LLC and Ritter Pharmaceuticals, Inc.	S-1	333-202924	10.21	5/8/2015

10.20	Put and Call Option Agreement, dated November 30, 2010, by and between Kolu Pohaku Technologies, LLC and Ritter Pharmaceuticals, Inc.	S-1	333-202924	10.22	5/8/2015

10.21+	Form of Indemnification Agreement between Ritter Pharmaceuticals, Inc. and each of its directors and executive officers	S-1/A	333-202924	10.29	4/24/2015

10.22	Clinical Supply and Operation Agreement, dated December 16, 2009, by and among Ritter Pharmaceuticals, Inc. and Ricerche Sperimentali Montale SpA and Inalco SpA	S-1/A	333-202924	10.30	4/24/2015

10.23	Amendment 1 to the Clinical Supply and Cooperation Agreement, dated September 25, 2010, by and among Ritter Pharmaceuticals, Inc. and Ricerche Sperimentali Montale SpA and Inalco SpA	S-1/A	333-202924	10.31	4/24/2015

10.24+	Amended and Restated Offer Letter, by and between Ritter Pharmaceuticals, Inc. and Andrew J. Ritter	10-Q	001-37428	10.5	8/14/2018

10.25+	Offer Letter, by and between Ritter Pharmaceuticals, Inc. and Ira E. Ritter	10-Q	001-37428	10.2	8/12/2015

10.26+	Executive Severance & Change in Control Agreement, by and between Ritter Pharmaceuticals, Inc. and Andrew J. Ritter	10-Q	001-37428	10.3	8/12/2015

10.27+	Executive Severance & Change in Control Agreement, by and between Ritter Pharmaceuticals, Inc. and Ira E. Ritter	10-Q	001-37428	10.4	8/12/2015

II-5

10.28	Lease Agreement, dated July 9, 2015, between the Company and Century Park	10-Q	001-37428	10.1	11/10/2015

10.29	Amendment No. 2 to Clinical Supply and Cooperation Agreement, effective July 24, 2015, between Ritter Pharmaceuticals, Inc., Ricerche Sperimentali Montale SpA, and Inalco SpA	10-Q	001-37428	10.2	11/10/2015

10.30+	Letter of Agreement, dated October 20, 2015 between Ritter Pharmaceuticals, Inc. and Chord Advisors, LLC	10-Q	001-37428	10.4	11/10/2015

10.31	Amended and Restated Master Services Agreement, dated May 1, 2018, by and between Ritter Pharmaceuticals, Inc. and Medpace, Inc.	8-K	001-37428	10.1	5/7/2018

10.32+	Offer Letter with John W. Beck, dated May 23, 2018	8-K	001-37428	10.1	5/29/2018

10.33	Executive Severance and Change in Control Agreement, by and between Ritter Pharmaceuticals, Inc. and John W. Beck, effective May 24, 2018	8-K	001-37428	10.2	5/29/2018

10.34	Securities Purchase Agreement, by and among Ritter Pharmaceuticals, Inc. and the Purchasers signatory thereto, dated October 30, 2018	10-Q	001-37428	10.3	11/9/2018

10.35	Form of Common Stock Purchase Warrant	10-Q	001-37428	10.4	11/9/2018

10.36	Placement Agency Agreement, by and between Ritter Pharmaceuticals, Inc. and A.G.P./Alliance Global Partners, dated October 30, 2018	10-Q	001-37428	10.6	11/9/2018

10.37	Amended and Restated Common Stock Purchase Agreement, by and between Ritter Pharmaceuticals, Inc. and Aspire Capital Fund, LLC, dated July 23, 2019	8-K	001-37428	10.1	7/24/2019

10.38+	Amendment to Employment Salary Terms, by and between Ritter Pharmaceuticals, Inc. and Andrew Ritter dated October 15, 2019	8-K	001-37428	10.1	10/15/2019

10.39+	Amendment to Employment Salary Terms, by and between Ritter Pharmaceuticals, Inc. and John Beck, dated October 15, 2019	8-K	001-37428	10.2	10/15/2019

10.40+	Amendment to Employment Salary Terms, by and between Ritter Pharmaceuticals, Inc. and Ira Ritter, dated October 15, 2019	8-K	001-37428	10.3	10/15/2019

10.41	Sales Agreement, by and between Ritter Pharmaceuticals, Inc. and A.G.P./Alliance Global Partners	8-K	001-37428	10.1	11/7/2019

10.42	Form of Irrevocable Consent and Waiver of Restriction on Dilutive Issuances	10-Q	001-37428	10.5	11/14/2019

10.43	Form of Agreement to Exchange Warrants	8-K	001-37428	10.1	2/21/2020

10.44^

Form of CVR Agreement, by and among Ritter Pharmaceuticals, Inc., John Beck in his capacity as CVR Holders’ Representative and Andrew Ritter in his capacity as consultant to Ritter Pharmaceuticals, Inc. (included in Annex D to the joint proxy and consent solicitation statement/prospectus forming a part of this Registration Statement)

II-6

10.45^	Form of Ritter 2020 Stock Incentive Plan (included in Annex G to the joint proxy and consent solicitation statement/prospectus forming a part of this Registration Statement)

10.46^	Financing Commitment Letter, dated January 15, 2020, by and between Qualigen, Inc. and Alpha Capital Anstalt

10.47^	Amendment to Financing Commitment Letter, dated March 9, 2020, by and between Qualigen, Inc. and Alpha Capital Anstalt

10.48^	Distribution and Development Agreement, dated May 1, 2016, by and between Sekisui Diagnostics, LLC and its Affiliates, and Qualigen, Inc. and its Affiliates

10.49^	Letter of Intent, dated March 16, 2018, by and between Sekisui Diagnostics, LLC and Qualigen, Inc.

10.50^	Amendment to Distribution and Development Agreement, dated April 2, 2018, by and between Sekisui Diagnostics, LLC and Qualigen, Inc.

10.51^	Amendment to Letter of Intent, dated December 6, 2019, by and between Sekisui Diagnostics, LLC and Qualigen, Inc.

10.52^	Exclusive Agreement, dated as of June 8, 2018, by and between University of Louisville Research Foundation, Inc. and Qualigen, Inc.

10.53^	License Agreement, dated as of December 17, 2018, by and between Advanced Cancer Therapeutics, LLC and Qualigen, Inc.

10.54^	Amended and Restated Letter of Intent, dated August 22, 2018, by and between Sekisui Diagnostics, LLC and Qualigen, Inc.

10.55^	Form of Securities Purchase Agreement by and between Qualigen, Inc. and Alpha Capital Anstalt

21.1^	Subsidiaries of the Registrant

23.1*	Consent of Mayer Hoffman McCann P.C., independent registered public accounting firm

23.2^	Consent of Squar Milner LLP, independent registered public accounting firm

23.3^	Consent of Reed Smith LLP (contained in Exhibit 5.1)

23.4^	Consent of Reed Smith LLP (contained in Exhibit 8.1)

23.5^	Consent of Stradling Yocca Carlson & Rauth, a Professional Corporation (contained in Exhibit 8.2)

24.1^	Power of Attorney (included on signature page)

99.1^	Form of Proxy Card for Ritter special meeting

99.2^	Form of Written Consent for Qualigen Stockholders

99.3^	Consent of Michael S. Poirier to be named as a Director

II-7

99.5^	Consent of Kurt H. Kruger to be named as a Director

99.6^	Consent of Richard A. David, MD FACS to be named as a Director

99.7^	Consent of Matthew Korenberg to be named as a Director

101.INS^	XBRL Instance Document.

101.SCH^	XBRL Taxonomy Extension Schema Document.

101.CAL^	XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF^	XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB^	XBRL Taxonomy Extension Label Linkbase Document.

101.PRE^	XBRL Taxonomy Extension Presentation Linkbase Document.

* Filed herewith

^ Previously filed

^^ To be filed by amendment

+ Indicates management contract or compensatory plan or arrangement.

II-8

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Los Angeles, State of California, on April 6, 2020.

RITTER PHARMACEUTICALS, INC.

By:	/s/ Andrew J. Ritter
Andrew J. Ritter
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Andrew J. Ritter	President and Chief Executive Officer	April 6, 2020
Andrew J. Ritter	(Principal Executive Officer)

/s/ John W. Beck	Chief Financial Officer	April 6, 2020
John W. Beck	(Principal Financial and Accounting Officer)

*	Director	April 6, 2020
Ira E. Ritter

*	Director	April 6, 2020
Noah Doyle

*	Director	April 6, 2020
Matthew W. Foehr

*	Director	April 6, 2020
Paul V. Maier

*	Director	April 6, 2020
William M. Merino

* By: /s/ Andrew J. Ritter
Andrew J. Ritter
Attorney-in-fact